Exhibit 10.23

July 31, 2024

Olav Bergheim
26051 Merit Circle, Suite 102
Laguna Hills, CA 92653

Dear Olav:

This offer letter between you and Adagio Medical, Inc. (the “Company”) dated July 31, 2024 (the “Effective Date”) is intended to memorialize your employment relationship with the Company as its Chief Executive Officer. Reference is made to that certain Business Combination Agreement, (as amended, the “Business Combination Agreement”), dated as of February 13, 2024, by and among ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja Holdco, Inc., a Delaware corporation (the “Holdco”), Aja Merger Sub 1, a Cayman Islands exempted company, Aja Merger Sub 2, Inc., a Delaware corporation, and the Company, as amended by that certain Consent and Amendment No. 1, dated as of June 25, 2024, by and between ARYA and the Company. If the Business Combination Agreement is terminated by the parties thereto without the consummation of the transactions contemplated thereby, then this offer letter shall be null and void ab initio.

The primary duties and areas of responsibility of this role have been discussed with you previously. Your base compensation for this full-time position will be $600,000 per annum (“Base Salary”), paid semi-monthly in accordance with the Company’s normal payroll practice. You will be eligible to earn an annual bonus with a target amount of 80% of your Base Salary, based upon mutually agreed performance objectives and the terms and conditions of the Company’s annual bonus program in effect from time to time and subject, at all times following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), to the consent and approval of the compensation committee of the board of directors of Holdco (the “Compensation Committee”). Any annual bonus payment, to the extent earned, shall be subject to the terms and conditions of the Company’s or Holdco’s bonus program.

You will also be eligible to receive a sign-on bonus of $175,000 (the “Sign-On Bonus”).  The Sign-On Bonus shall be paid to you on the first regularly scheduled payroll date of the Company after the Effective Date.

The Company offers a comprehensive benefits package that includes a 401(k) plan and various health and welfare benefit offerings. Details about these benefits will be communicated to you in the near future, and your eligibility to participate will be the same as similarly situated employees (or, in the case of executive-level plans, commensurate with your status). The Company reserves the right to establish, amend or terminate any such benefits.

You will receive five (5) weeks’ vacation per annum, which will accrue ratably on a monthly basis. In addition, the Company offers several paid holidays per year, as will be communicated to you by the human resources team.

Your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment at any time for any reason whatsoever. If your employment is terminated for any reason, the Company shall pay you (i) any Base Salary accrued but unpaid through the date of termination, and (ii) reimbursement of any expense properly incurred by you through the date of termination, subject to the terms of the Company’s reimbursement policy in effect at such time (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with applicable state law and in no event later than thirty (30) days after the date of termination.

We are looking forward to continuing to work with you and your ongoing contributions to our overall success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below.

Very truly yours,
/s/ John Dahldorf
Name:	John Dahldorf
Title:	Chief Financial Officer

AGREED AND ACCEPTED this

31st day of July, 2024

/s/ Olav Bergheim
Olav Bergheim